Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in millions, except per share amounts)

Railway operating revenues:
Coal	$893	$696	$1,709	$1,325
General merchandise	1,433	1,283	2,752	2,482
Intermodal	540	451	1,025	861
Total railway operating revenues	2,866	2,430	5,486	4,668

Railway operating expenses:
Compensation and benefits	739	670	1,504	1,369
Purchased services and rents	405	374	788	709
Fuel	412	258	801	512
Depreciation	213	204	424	408
Materials and other (note 1)	222	191	494	382
Total railway operating expenses	1,991	1,697	4,011	3,380

Income from railway operations	875	733	1,475	1,288

Other income - net	34	17	61	37
Interest expense on debt	113	115	225	234

Income before income taxes	796	635	1,311	1,091

Provision for income taxes:
Current	108	237	186	396
Deferred	131	6	243	46
Total income taxes (note 2)	239	243	429	442

Net income	$557	$392	$882	$649

Earnings per share (note 3):
Basic	$1.58	$1.06	$2.49	$1.74
Diluted	$1.56	$1.04	$2.45	$1.72

Weighted average shares outstanding (notes 3 & 4):
Basic	351.0	369.7	353.1	369.6
Diluted	357.3	375.1	358.9	375.0

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2011	2010
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$678	$827
Short-term investments	228	283
Accounts receivable - net	991	807
Materials and supplies	201	169
Deferred income taxes	163	145
Other current assets	54	240
Total current assets	2,315	2,471

Investments	2,235	2,193

Properties less accumulated depreciation of $9,217 and
$9,262, respectively	23,671	23,231

Other assets	257	304

Total assets	$28,478	$28,199

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,254	$1,181
Short-term debt	-	100
Income and other taxes	160	199
Other current liabilities	284	244
Current maturities of long-term debt	55	358
Total current liabilities	1,753	2,082

Long-term debt	6,931	6,567

Other liabilities	1,795	1,793

Deferred income taxes	7,372	7,088
Total liabilities	17,851	17,530

Stockholders' equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 347,773,580 and 357,362,604 shares,
respectively, net of treasury shares	349	358
Additional paid-in capital	1,951	1,892
Accumulated other comprehensive loss	(770)	(805)
Retained income	9,097	9,224
Total stockholders' equity	10,627	10,669

Total liabilities and stockholders' equity	$28,478	$28,199

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
	2011	2010
	($ in millions)

Cash flows from operating activities:
Net income	$882	$649
Reconciliation of net income to net cash provided
by operating activities:
Depreciation	428	411
Deferred income taxes	243	46
Gains and losses on properties and investments	-	(3)
Changes in assets and liabilities affecting operations:
Accounts receivable	(184)	(126)
Materials and supplies	(32)	(15)
Other current assets	36	36
Current liabilities other than debt	221	236
Other - net	106	148
Net cash provided by operating activities	1,700	1,382

Cash flows from investing activities:
Property additions	(888)	(569)
Property sales and other transactions	20	21
Investments, including short-term	(67)	(260)
Investment sales and other transactions	134	77
Net cash used in investing activities	(801)	(731)

Cash flows from financing activities:
Dividends	(283)	(252)
Common stock issued - net	69	42
Purchase and retirement of common stock (note 4)	(792)	(114)
Proceeds from borrowings - net	396	-
Debt repayments	(438)	(468)
Net cash used in financing activities	(1,048)	(792)

Net decrease in cash and cash equivalents	(149)	(141)

Cash and cash equivalents:
At beginning of year	827	996

At end of period	$678	$855

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$219	$232
Income taxes (net of refunds)	$45	$253

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.   MATERIALS AND OTHER

      During the first quarter of 2011, NS received an unfavorable ruling for an arbitration claim with an insurance carrier that failed to respond to insurance claims submitted by NS, related to the January 6, 2005 derailment in Graniteville, SC.  As a result, NS recorded a $43 million expense for the receivables associated with the contested portion of the claim and a $15 million expense for other receivables affected by the ruling for which recovery is no longer probable.

2.   INCOME TAXES

      During the second quarter of 2011, the Internal Revenue Service (IRS) completed its examination of NS' 2008 tax return and review of certain claims for refund for prior years that resulted in a decrease in income tax expense of $40 million.  Also during the second quarter, three states enacted tax law changes that decreased deferred income tax expense by $19 million.

      During the first quarter of 2010, the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act of 2010 were signed into law.  Provisions of the Acts eliminated, after 2012, the tax deduction available for reimbursed prescription drug expenses under the Medicare Part D retiree drug subsidy program.  Accordingly, NS recorded a $27 million charge to deferred tax expense in the first quarter of 2010.

3.   EARNINGS PER SHARE

      For basic earnings per share, income available to common stockholders for the first and second quarters of 2011 and 2010 reflects $2 million each in reductions from net income for the effect of dividend equivalent payments made to holders of stock options and restricted stock units.

      For diluted earnings per share, income available to common stockholders reflects reductions of $2 million for the first quarter of 2011, less than $1 million for the second quarter of 2011, $2 million for both the first and second quarters of 2010, $2 million for the first six months of 2011, and $4 million for the first six months of 2010 for the effect of dividend equivalent payments made to holders of stock options.

4.   STOCK REPURCHASE PROGRAM

      NS repurchased and retired 11.6 million shares of Common Stock in the first six months of 2011, at a cost of $792 million and 2.0 million shares at a cost of $114 million for the same period of 2010.  The timing and volume of purchases is guided by management's assessment of market conditions and other pertinent factors.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since 2005, NS has repurchased and retired 91.0 million shares at a total cost of $4.9 billion.